UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 13, 2022
EDGIO, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
11811 North Tatum Blvd., Suite 3031
Phoenix, AZ 85028
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.001 per share	EGIO	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.05	Costs Associated with Exit or Disposal Activities.
On December 13, 2022, the Board of Directors (the “Board”) of Edgio, Inc. (the "Company") approved a restructuring plan (the “Restructuring Plan”) in order to reduce its operating costs as part of its transformational initiative to optimize its business model and increase efficiencies. The Restructuring Plan is anticipated to entail a reduction in force of approximately 95 employees, or approximately 10% of the Company’s global workforce, to be implemented through the second quarter of 2023 (the “Reduction in Force”).

The Company estimates that Restructuring Plan charges will be approximately $2.6 million and will be recorded as restructuring expenses which consist of one-time severance charges and continuation of health benefits. The foregoing estimated charges will be cash expenditures. The Company anticipates it will generate approximately $14.0 million in net annual savings.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of the Company’s Chief Growth Officer

On December 14, 2022, Eric Armstrong and the Company entered into a Separation and Release Agreement (the “Agreement”), whereby Mr. Armstrong will leave his position as the Company’s Growth Officer on December 31, 2022 (the “Separation Date”). Mr. Armstrong’s duties will be assumed by Bob Lyons, the Company’s Chief Executive Officer, while the Company continues to explore and evaluate the needs and future leadership of the sales organization.

The Agreement provides the severance arrangements in accordance with the employment agreement between the Company and Mr. Armstrong dated as of July 26, 2021 (the “Employment Agreement”). In accordance with Mr. Armstrong’s Employment Agreement, he will receive (i) continued payment of his base salary for twelve (12) months; (ii) the actual bonus achieved under the 2022 Management Bonus Plan; (iii) reimbursement for unreimbursed business expenses; and (iv) reimbursement for premiums paid for continued health benefits for himself (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months after the Separation Date, or (B) the date upon which Mr. Armstrong and his eligible dependents become covered under similar plans. All equity awards unvested as of the Separation Date will be forfeited on that date. Mr. Armstrong will also be entitled to exercise outstanding vested stock options until the first to occur of (i) the date that is six (6) months following the Separation Date; or (ii) the applicable scheduled expiration date of such award as set forth in the award agreement.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to Edgio’s Annual Report on Form 10-K for the year ending December 31, 2022.

The information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Forward-Looking Statement Disclaimer

The Company includes in this Current Report “forward-looking statements” within the meaning of the federal securities laws. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “expect,” “estimate,” “intends,” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results, including without limitation statements regarding the anticipated financial results of the Company’s restructuring initiative discussed herein.

Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those that the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable, or are based on various assumptions about certain plans, activities or events which the Company expects will or may occur in the future. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed in this Current Report and those factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2022 and the Company’s subsequent current reports filed with the SEC.

The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGIO, INC.

Dated: December 14, 2022	By:	/s/ Richard Diegnan
Richard Diegnan Chief Legal Officer & Secretary